EXHIBIT 99.1

Fifth Street Finance Corp. Raises $87.8 Million in Gross Proceeds in Public Offering of Common Stock

WHITE PLAINS, N.Y., July 23, 2009 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) today announced that it has completed a public offering of 9,487,500 shares of common stock, which included the underwriters' full exercise of their option to purchase up to 1,237,500 shares of common stock, at a price of $9.25 per share, raising approximately $87.8 million in gross proceeds. All shares were offered by Fifth Street Finance Corp. Wells Fargo Securities, LLC and UBS Investment Bank served as joint book-running managers for the offering and Stifel, Nicolaus & Company, Incorporated served as a joint lead manager.

Fifth Street Finance Corp. intends to use $16.5 million of the net proceeds from the offering to repay its outstanding borrowings under its credit facility with Bank of Montreal, and will use substantially all of the remaining net proceeds to make investments in small and mid-sized companies (including investments made through its small business investment company subsidiary to the extent that it receives a small business investment company license from the Small Business Administration) in accordance with its investment objective and strategies, pay its operating expenses and dividends to its stockholders and for general corporate purposes.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with an investment by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Investor Relations
          Stacey Thorne, VP
          (914) 286-6811
          Stacey@fifthstreetcap.com